Exhibit 99.3

WebMD Corporation
River Drive Center 2
699 River Drive
Elmwood Park, New Jersey 07407

April 27, 2005

Mr. Roger C. Holstein
c/o WebMD, Inc.
224 West 30th Street
New York, NY 10001

Dear Roger:

     This letter agreement (the “Agreement”) sets forth our mutual agreement concerning your resignation as a director, executive officer and employee of WebMD Corporation, a Delaware corporation (the “Company”), and WebMD, Inc., a Georgia corporation and a subsidiary of the Company (“WebMD Health”).

     1.       Resignation. Your employment with the Company, WebMD Health and their respective subsidiaries and affiliates will terminate in all capacities as of April 27, 2005 (the “Effective Date”). In that regard, you hereby resign, effective as of the Effective Date, from your positions as Executive Vice President and a director of the Company, Chief Executive Officer and a director of WebMD Health and from all other officer positions, directorships and positions that you currently hold with the Company, WebMD Health or any of their respective subsidiaries or affiliates.

     2.       Severance Benefits. Subject to your execution of this Agreement, the Company will provide you with the following severance payments and benefits:

     (a)       Severance. The Company will continue to pay you your base salary at the current rate of $660,000 per annum (the “Base Salary”) for the period commencing on the Effective Date and ending on October 27, 2007 (the “Applicable Period”). Such Base Salary will be paid during the Applicable Period in equal installments, no less frequently than monthly, pursuant to the Company’s policies in effect at the time of payment, provided that the Base Salary for the first six months of the Applicable Period will be paid to you in a lump sum at the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject such Base Salary payments to Section 409A).

     (b)       Continuation of Insurance Coverage. The Company will continue your health, dental, disability and life insurance coverage, as provided by the Company to its employees generally after the Effective Date, and pay (or, to the extent set forth in the proviso to this sentence, reimburse) you for the employer portion of the applicable premiums (the amount paid by the Company for active employees with the same coverage), until the earlier of (i) the end of the Applicable Period and (ii) the date on which you are offered comparable coverage under another plan, provided that you will (except to the extent any future guidance issued by the Internal Revenue Service under Section 409A does not subject the payment of such premiums by the Company to Section 409A) pay the amount of the employer portion of the applicable premiums for the first six months of the Applicable Period in accordance with the requirements of Section 409A, which amount will be reimbursed to you in a lump sum at the end of such six-month period. You agree to promptly notify the Company in writing in the event that you are offered coverage under another plan. With respect to any continuation of your insurance coverage under this Section 2(b), the Company may require you to elect “COBRA”, and, in such case, the Company will, subject to the proviso to the second preceding sentence, pay that portion of the COBRA premium that the Company pays for active employees with the same coverage for the period (subject to this Section 2(b)) that you are eligible for COBRA.

     (c)       Company Stock Options. Your options (the “Options”) (i) to purchase 234,000 shares of the Company’s common stock (“Common Stock”), as evidenced by the Stock Option Agreement dated as of June 15, 1999 between the Company and you, (ii) to purchase 625,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of October 2, 1996 between the Company and you, (iii) to purchase 625,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of June 23, 1997 between the Company and you, (iv) to purchase 750,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of June 5, 2000 between the Company and you, (v) to purchase 500,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of September 20, 2001 between the Company and you, (vi) to purchase 1,000,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of October 23, 2002 between the Company and you, and (vii) to purchase 500,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of May 6, 2003 between the Company and you, will remain outstanding and, if applicable, continue to vest and will otherwise be treated for purposes of (and will be subject to) the terms and conditions thereof as if you remained in the employ of the Company through the second anniversary of the Effective Date. Notwithstanding the foregoing and for the sake of clarity, no such Option will remain outstanding longer than the original term applicable to such Option. Any Options that are vested and outstanding as of the second anniversary of the Effective Date will be exercisable for the post-termination exercise period specified in the applicable Stock Option Agreement.

     3.       Vacation. Any accrued but unused vacation you have as of the Effective Date, as reflected in the Company’s time off reporting system, will be paid to you in accordance with the Company’s vacation policy.

     4.       Retirement Plans. You will be entitled to receive your vested accrued benefits under the Company’s 401(k) plan and Performance Incentive Plan in accordance with the terms and conditions of such plans.

     5.       No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, WebMD Health or any of their respective subsidiaries or affiliates on or after the Effective Date.

     6.       Restricted Stock. Any shares of restricted Common Stock that were granted to you pursuant to the Restricted Stock Agreement dated as of March 17, 2004 that have not vested as of the Effective Date will be forfeited as of the Effective Date.

     7.       Covenants and Agreements. The covenants and agreements set forth in Sections 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 8.6 and 8.7 of the Employment Agreement dated as of October 23, 2002, as amended (the “Employment Agreement”), by and between the Company and you are incorporated herein by reference as if such provisions were set forth herein in full.

     8.       Cooperation. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, WebMD Health and their respective subsidiaries and affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, WebMD Health or any of their respective subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company, WebMD Health and their respective subsidiaries and affiliates relating to information concerning actual or prospective customers of the Company, WebMD Health or any such subsidiary or affiliate which may be in your possession. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with any such cooperation by you, provided that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.

     9.       Return of Property. You represent that you have surrendered to the Company all property of the Company, WebMD Health and their respective subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company and WebMD Health including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

     10.       Communications. You agree to refrain, except as required by law, from making, directly or indirectly, now or at any time in the future (i) any derogatory comment concerning the Company, WebMD Health, their respective subsidiaries and affiliates or any of their respective officers, employees, directors and agents or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the Company, WebMD Health or any of their respective subsidiaries and affiliates, to the news or other media, any employees of the Company, WebMD Health or any of their respective subsidiaries or affiliates, or any individual or entity with whom the Company, WebMD Health or any of their respective subsidiaries or affiliates has or may reasonably expect to have a business relationship.

     11.       Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company, WebMD Health, their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company, WebMD Health or any of their respective subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 11 will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company and WebMD Health to continue to provide director and officer indemnification to you. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, WebMD Health or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company, WebMD Health or any of their respective subsidiaries or affiliates and the termination thereof. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 11 only in exchange for consideration in addition to anything of value to which you are already entitled.

     12.       Breach of Agreement; Cause. In the event of (i) any material breach by you of any provision of Section 7, 8, 9 or 10 of this Agreement or (ii) the occurrence of any circumstance or event that would constitute “Cause” under Section 4.1 of the Employment Agreement, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement, and any continued vesting and exercisibility of your Options will cease.

     13.       Miscellaneous.

     (a)       Entire Agreement. This Agreement and the applicable Option plans and agreements set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company, WebMD Health or any of their respective subsidiaries or affiliates (including, without limitation, the Employment Agreement (other than Sections 1.3, 1.4, 1.5, 1.6, 1.7, 1.8, 8.6, 8.7 and, for purpose of Section 13 of this Agreement, 4.1, thereof, which shall remain in full force and effect)). This Agreement may be amended only by a written document signed by the parties hereto.

     (b)       Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey (determined without regard to the choice of law provisions thereof). You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New Jersey, or, if appropriate, a federal court within New Jersey (which courts, together with all applicable appellate courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

     (c)       Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

     (d)       Voluntary Assent. You affirm that you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 11. You further acknowledge that you have voluntarily entered into this Agreement; that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; and that this document gives you the opportunity and encourages you to have this Agreement reviewed by your attorney and/or tax advisor.

     (e)       Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

Roger C. Holstein:

at the address reflected in the Company’s records as of the Effective Date if to the Company:

WebMD Corporation
River Drive Center 2
699 River Drive
Elmwood Park, N.J. 07407
Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 14(e). Notices of change of address will be effective only upon receipt.

WEBMD CORPORATION
By:	/s/ Kirk G. Layman
	Name:	Kirk G. Layman
	Title:	Executive Vice President

Accepted and Agreed:

     /s/ Roger C. Holstein
Roger C. Holstein

Dated: April 28, 2005

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